EXHIBIT 99.2
News Release

Media contact:
     Dave Thompson, 678 579 5298
     dave.thompson@mirant.com
Investor Relations contact:
     Cameron Bready, 678 579 7742
     cameron.bready@mirant.com
Stockholder inquiries:
     678 579 7777

September 22, 2005
Mirant Takes Next Steps Toward Emergence
From Chapter 11
•	Company files Amended Plan and Disclosure Statement

•	Court authorizes company to enter into $2.35 billion exit facility commitment

•	Proposed future directors identified
     ATLANTA — Mirant (Pink Sheets: MIRKQ) today announced that it has filed its second Amended Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court in Fort Worth, Texas that is presiding over its Chapter 11 case. The Court is scheduled to conduct hearings next week to consider approving the Disclosure Statement so that the company can begin the process of formally soliciting the vote of its creditors and shareholders on the Amended Plan, and then proceed with a confirmation hearing in late November or early December.
     Mirant also announced that on September 21, the Court authorized the company to execute a commitment letter with JP Morgan Chase, Deutsche Bank and Goldman Sachs setting forth the terms on which the lenders propose to provide Mirant with up to $2.35 billion in exit financing. This financing, which is an essential element of Mirant’s emergence plan, includes a $1 billion working capital facility and up to $1.35 billion in financing to make certain cash payments to creditors of the company’s Mirant Americas Generation (MAG) unit.
     The Amended Plan and Disclosure Statement implement the previously-announced agreement reached on September 7, 2005, between and among Mirant, its three statutory bankruptcy committees and certain ad hoc representatives of the company’s creditors regarding the terms on which Mirant will exit Chapter 11, and satisfy all claims against, and equity interests in, the company.

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     “The filing of a consensual Plan of Reorganization is an important event in Mirant’s Chapter 11 case,” said M. Michele Burns, chief restructuring officer and chief financial officer. “It is strong evidence that momentum toward emergence is building.”
     Highlights of the Amended Plan:
•	Mirant’s business will continue to operate in substantially its current form, under the direction of a new board to be seated upon the company’s emergence from Chapter 11; the new Mirant will be incorporated in the United States.

•	The consolidated business will have approximately $4.3 billion of debt as compared to approximately $8.6 billion of debt at the start of the Chapter 11 case.

•	To improve operational efficiency and bolster feasibility at the MAG level, (i) the company’s trading and marketing business and 3 generating facilities (Mirant Peaker, Mirant Potomac and Mirant Zeeland) are being transferred by Mirant to subsidiaries of MAG, and (ii) the reorganized parent will commit to make a total of $415 million of capital contributions to facilitate certain environmental capital expenditures and the refinancing of MAG’s notes due in 2011.

•	All creditors of MAG will be paid in full (including accrued interest) through (i) a distribution of about $1.35 in billion cash or new debt and about 2 percent of the stock of the reorganized company, and (ii) the full reinstatement of $1.7 billion of long-term notes.

•	The holders of approximately $6.35 billion of unsecured claims against Mirant will receive (i) 96.25 percent of the reorganized company’s common stock (excluding the shares going to MAG creditors and the shares reserved for the company’s employee stock programs) and, (ii) the right to receive a share of cash payments to be triggered by recoveries, if any, on specified bankruptcy-related lawsuits, including the action against Mirant’s former parent, Southern Company.

•	Current stockholders will receive a 3.75 percent stake in the reorganized company, warrants to purchase an additional 10 percent, and the right to share in cash payments triggered by the previously noted litigation recoveries.

•	Settlements have been proposed regarding certain disputes with (i) the lessors of the company’s Morgantown and Dickerson facilities, and (ii) the various New York taxing authorities.
     The Amended Disclosure Statement also formally identifies the company’s proposed new chairman and chief executive officer, and seven of the individuals slated to serve on the company’s new nine-member board at exit.
     “This new board has extensive energy-sector experience and proven leadership capabilities to guide the new, stronger Mirant on emergence from Chapter 11,” said A.W. Dahlberg, Mirant’s current chairman.

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     Mr. Edward R. Muller, 53, will be named chairman, president and chief executive officer upon the Court’s approval of the Amended Disclosure Statement and his employment agreement. The company is asking the Court to approve his employment agreement in the previously noted hearing, which starts on September 28.
     Mr. Muller was previously president and chief executive officer, Edison Mission Energy, and former deputy chairman of Contact Energy, Ltd.
     Upon Mirant’s emergence from bankruptcy protection, these additional members will join the company’s board:
•	Mr. A.D. (Pete) Correll, 64, chairman and chief executive officer, Georgia-Pacific Corporation, and a member of the boards of Norfolk Southern Corporation and SunTrust Banks, Inc. Correll has been a member of Mirant’s board since 2000;

•	Mr. Thomas M. Johnson, 55, chairman and chief executive officer, Chesapeake Corporation, and a member of the board of Universal Corporation;

•	Mr. John T. Miller, 58, former chief executive officer, American Ref-Fuel (a leading waste-to-energy company);

•	Robert C. Murray, 59, former chairman and interim chief executive officer, Pantellos Corporation (a company engaged in the purchase of goods and services between the energy industry and its suppliers); former chief financial officer of Public Service Enterprise Group (an energy and energy services company); and a member of the board of Perfect Commerce, Inc.;

•	John M. Quain, 51, chairman of the energy and utility law practice group, Klett Rooney Lieber & Schorling, and former commissioner and chairman of the Pennsylvania Public Utility Commission; and

•	William L. Thacker, 60, former chairman and chief executive officer, Texas Eastern Products Pipeline, LLC; a member of the boards of Copano Energy, LLC, and Pacific Energy Management, LLC (the general partner of Pacific Energy Partners, L.P.)
     Two additional board members will be selected in accordance with the Plan.
     Messrs. Correll, Johnson, Miller, Murray, Quain and Thacker satisfy the New York Stock Exchange definition of an independent director and none of the six has a direct affiliation with any members of Mirant’s bankruptcy committees.
     The complete Amended Plan of Reorganization and Disclosure Statement is available at http://www.mirant.com/financials. A summary of the terms of the Plan is included on pages six to nine of the Statement.

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     Mirant is a competitive energy company that produces and sells electricity in North America, the Caribbean, and the Philippines. Mirant owns or leases more than 18,000 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.
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Caution regarding forward-looking statements:
Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward- looking statements, such as, but not limited to, (i) legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; (ii) the failure of Mirant’s assets to perform as expected; (iii) Mirant’s pursuit of potential business strategies, including the disposition or utilization of assets; (iv) changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing or the extent and timing of the entry of additional competition in the markets of Mirant or Mirant’s subsidiaries and affiliates; (v) market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; (vi) Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset hedging and optimization activities as expected; (vii) Mirant’s ability to borrow additional funds and access capital markets; (viii) weather and other natural phenomena, war, terrorist activities or the occurrence of a catastrophic loss; (ix) deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; (x) volatility in Mirant’s gross margin as a result of its accounting for financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management activities; (xi) Mirant’s ability to enter into intermediate and long-term contracts to sell power and procure fuel on terms and prices acceptable to it; (xii) the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable it to make debt service and other payments; (xiii) Mirant’s substantial consolidated indebtedness and the possibility that Mirant and its subsidiaries may incur additional indebtedness in the future; (xiv) restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant Mid-Atlantic, LLC contained in its leveraged lease financing arrangements; (xv) the disposition of the pending litigation described in

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Mirant’s filings with the Securities and Exchange Commission; (xvi) the actions and decisions of Mirant’s creditors and of other third parties with interests in the voluntary petitions for reorganization filed on July 14, 2003, July 15, 2003, August 18, 2003, October 3, 2003 and November 18, 2003, by Mirant Corporation and substantially all of its wholly-owned and certain non-wholly-owned U.S. subsidiaries under Chapter 11; (xvii) the effects of the Chapter 11 proceedings on Mirant’s liquidity and results of operations; (xviii) the instructions, orders and decisions of the Bankruptcy Court and other effects of legal and administrative proceedings, settlements, investigations and claims; (xix) Mirant’s ability to satisfy the conditions precedent to the effectiveness of the proposed POR, including the ability to secure the necessary financing commitments; (xx) Mirant’s ability to successfully reject unfavorable contracts; (xxi) the disposition of unliquidated claims against Mirant;; (xxii) the effects of changes in Mirant’s organizational structure in conjunction with its emergence from Chapter 11 protection; (xxiii) the duration of Mirant’s Chapter 11 proceedings; and (xxiv) other factors discussed in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission. Bankruptcy law does not permit solicitation of acceptances or rejections of the Plan until the Bankruptcy Court approves the Disclosure Statement relating to the Plan as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtors and the condition of the debtors’ books and records, that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the Plan. Neither the Plan nor the Disclosure Statement has been approved by the Bankruptcy Court as containing adequate information under the Bankruptcy Code for use in solicitation of acceptances or rejections of the Plan. Accordingly, neither the Plan, the Disclosure Statement nor this press release is intended to be, nor should they in any way be construed as, a solicitation of votes on the Plan. The information contained in the Disclosure Statement should not be relied on for any purpose before a determination by the Bankruptcy Court that the Disclosure Statement contains adequate information. The information contained in the Plan and the Disclosure Statement is not to be used for investment purposes. The Debtors reserve the right to amend or supplement the Plan and the Disclosure Statement at a future date.